Exhibit 10.5

SHARE CANCELLATION AGREEMENT AND RELEASE

This SHARE CANCELLATION AGREEMENT (the “Cancellation Agreement”) is made and entered into as of the 30th day of November, 2021 (the “Effective Date”), by and between LNPR Group Inc., a Colorado corporation (the “Company”), and Baywall Inc., a corporation (the “Stockholder”).

WHEREAS, on or about March 6, 2019, the Company and the Stockholder entered into an agreement (the “Agreement”), pursuant to which the Company issued to the Stockholder one million five hundred thousand (1,500,000) shares (the “Shares”) of the Company’s Common Stock (“Common Stock”);, OF WHICH One Million Two Hundred Thousand Shares will be cancel and return, the balanced Three Hundred Thousand shares will remain with Baywall as per agreement with Baywall and LNPR Group, in lieu of all expenses ascertain;

WHEREAS, the Company and Stockholder desire to cancel and terminate the Shares and any and all of the Stockholder’s rights arising thereunder;

WHEREAS, in exchange for Stockholder’s agreement to cancel and terminate Stockholder’s rights under or arising out of the Shares, the Company agrees to release the Stockholder from any liability under the Agreement as set forth herein; and

WHEREAS, the Board of Directors of the Company has approved the terms of this Cancellation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Cancellation Agreement mutually agree as follows:

1.	CANCELLATION OF COMMON STOCK

1.1            Cancellation of Common Stock. Effective as of the Effective Date, in exchange for the consideration provided in Section 1.2 hereof, the Stockholder agrees to waive any rights under the terms of the Agreement with respect to the Shares, which waiver the Stockholder understands and acknowledges shall include, without limitation, cancellation of the Shares.

1.2            Release of Liability. In exchange for the Stockholder’s agreement to cancel and terminate the Shares as set forth in Section 1.1 the Company hereby agrees to unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Stockholder and its successors, assigns, affiliates, directors, officers, employees and agents (collectively, the “Stockholder Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with any rights arising under or in connection with the Agreement, whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which the Company or the Company’s successors or assigns ever had, now have, or in the future may claim to have against the Stockholder Released Parties and which may have arisen at any time on or prior to the date hereof.

1.3            Release. The Stockholder, for Stockholder and Stockholder’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Company and its successors, assigns, affiliates, directors, officers, employees, attorneys, and agents (collectively, the “Company Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with any rights arising under or in connection with the Agreement and the Shares, whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which the Stockholder or the Stockholder’s successors or assigns ever had, now have, or in the future may claim to have against the Company Released Parties and which may have arisen at any time on or prior to the date hereof.

1

1.4            Deliveries. On the Effective Date, the Stockholder shall deliver to the Company the original stock certificate evidencing the Shares. The Company shall cancel and render such stock certificate void.

1.5            Further Assurances. Each party to this Cancellation Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Cancellation Agreement.

2.	MISCELLANEOUS

2.1            Captions. The captions used in this Cancellation Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Cancellation Agreement.

2.2            Parties in Interest. This Cancellation Agreement shall be binding upon and shall inure to the benefit of the parties to this Cancellation Agreement and their respective heirs, executors, administrators, successors and assigns.

2.3             Acknowledgements. The Stockholder acknowledges that Stockholder has been advised by the Company to consult with the Stockholder’s tax advisor to determine the tax consequences with respect to the Stockholder of the actions and agreements provided herein, and that the Company shall not be responsible for any taxes owed by the Stockholder arising from the actions and agreements provided herein.

2.4            Execution. This Cancellation Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument. The exchange of copies of this Cancellation Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Cancellation Agreement as to the parties and may be used in lieu of the original Cancellation Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

2.5            Entire Agreement. This Cancellation Agreement contains the entire understanding of the parties to this Cancellation Agreement with respect to the subject matter contained herein. This Cancellation Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

2.6            Governing Law. This Cancellation Agreement shall be governed and construed in accordance with the substantive laws of the State of Colorado, without regard to its principles of conflict of laws.

2.7            Jurisdiction and Venue. Any judicial proceedings brought by or against any party on any dispute arising out of this Cancellation Agreement or any matter related thereto shall be brought in the state or federal courts of Colorado, and, by execution and delivery of this Cancellation Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Cancellation Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties to this Cancellation Agreement have executed this Cancellation Agreement as of the Effective Date.

3